Exhibit 10.34

[Cerevel Therapeutics Holdings LETTERHEAD]

December ___, 2023

Re: Repayment Agreement

Dear ______:

In connection with the transactions contemplated by that certain Agreement and Plan of Merger by and among AbbVie Inc., Symphony Harlan LLC, Symphony Harlan Merger Sub Inc. and Cerevel Therapeutics Holdings, Inc. (the “Company”), dated as of December 6, 2023 (the “Merger Agreement”), you may become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”). Pursuant to the Merger Agreement and associated Company Disclosure Letter, the Company is permitted to take certain steps to mitigate the potential impact of Sections 280G and 4999 of the Code (the “280G Mitigation”).

In connection with the 280G Mitigation, the Company has determined to (i) advance the payment of your 2023 Annual Incentive Plan (“AIP”) bonus in the amount of $______ (less applicable taxes and withholdings) based on an estimate of actual performance achievement, to be paid on _____ (the “2023 AIP Advance Bonus”), and (ii) accelerate the vesting of _____ shares subject to your time-based Restricted Stock Unit award granted on _____ under the Company’s 2020 Equity Incentive Plan, with such acceleration effective as of _____ (the “Accelerated RSUs”).

You and the Company hereby acknowledge and agree to the following:

1.
If the amount of your 2023 AIP bonus based on actual achievement of the performance goals (as determined by the Company’s Compensation Committee) (the “Actual AIP Bonus”) exceeds the amount of the 2023 AIP Advance Bonus, the Company will pay such excess amount (less applicable taxes and withholdings) to you at the same time 2023 AIP bonuses are paid to the Company’s employees generally. If the Actual AIP Bonus is less than the 2023 AIP Advance Bonus, you will repay to the Company the excess (if any) of the after-tax portion of the 2023 AIP Advance Bonus over the Actual AIP Bonus (with the Actual AIP Bonus calculated on an after-tax basis assuming the Actual AIP Bonus had actually been paid to you at the same time that 2023 AIP bonuses are ordinarily paid) within 20 business days following the date that the Company makes such determination and notifies you of the applicable repayment amount. In addition, you hereby agree that you will promptly repay the net after-tax amount of such 2023 AIP Advance Bonus in the event you resign from employment prior to year-end, with such repayment to occur within 20 business days following such termination.

2.
If your employment terminates for any reason prior to the earlier of (i) the date on which the applicable portion of the Accelerated RSUs otherwise would have vested in accordance with their terms and (ii) the date of the consummation of the transactions contemplated by the Merger Agreement, then you agree that you shall promptly repay the net, after-tax amount of the income you received as a result of the settlement of the Unearned Accelerated RSUs with such repayment to occur within 20 business days following such termination.

For purposes of this letter, “Unearned Accelerated RSUs” means any Accelerated RSUs that, as of any date of your termination of employment, would have remained unvested in accordance with the terms of (a) the applicable award agreement pursuant to which such Accelerated RSUs were granted, (b) your Employment Agreement with the Company dated as of _____ and (c) the Company’s Severance Benefits Policy applicable to you (in each case, for the avoidance of doubt, after taking into account any accelerated vesting that would have occurred in connection with such termination of employment).

In the event of any default by you in the repayment obligations described above, to the extent permitted by applicable law, in addition to any other remedy which may be available at law or in equity, the Company reserves the right to reduce any payments due to you from the Company or any subsidiary following the termination of your employment to satisfy any such repayment obligations.

This letter may be delivered electronically and may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. This letter shall be governed by and construed and enforced in accordance with Massachusetts law without regard to the conflict of laws provisions thereof. This letter constitutes the entire agreement between you and the Company with regard to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, between the parties with respect to the subject matter herein. This letter may be amended or modified only with the written consent of you and the Company.

Please indicate your acceptance and acknowledgement of, and agreement to, the foregoing by signing below.

Sincerely,

_______________________

By:

Its:

Agreed and Acknowledged:

______________________

Name: